December 11, 2003

Suburban Propane Partners, L.P.
One Suburban Plaza
240 Route 10 West
Whippany, New Jersey 07981-0206

                          Re: Offering of Common Units

Ladies and Gentlemen:

     We have acted as counsel to Suburban Propane Partners, L.P., a Delaware limited partnership (the "Company"), in connection with the Registration Statement on Form S-3, as amended (Registration No. 333-109714) (such registration statement, together with each document incorporated therein, the "Registration Statement"), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), and the proposed public offering by the Company of 2,600,000 common units representing limited partner interests in the Company (the "Common Units") and up to 390,000 additional Common Units that are subject to an over-allotment option.

     In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such partnership records, documents, certificates and instruments as we deemed necessary and appropriate to enable us to render the opinion expressed below.

     In our examination, we have assumed (a) the authenticity of original documents and the genuineness of all signatures, (b) the conformity to the originals of all documents submitted to us as copies, (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed and (d) the due authorization, execution and delivery of each document named below by each party.

     We advise you that, in our opinion, the Common Units have been duly authorized by the Company and when issued and delivered to the underwriters against payment therefor in the manner described in the prospectus dated October 23, 2003 (the "Prospectus") forming a part of the Registration Statement, and the prospectus supplement dated December 10, 2003 supplementing such Prospectus (the "Prospectus Supplement"), such Common Units will be validly issued, fully paid and nonassessable, except as such nonassessability may be affected by the matters described in the "Risk Factors" section of the Prospectus Supplement under the captions "Unitholders may not have limited liability in some circumstances" and "Unitholders may have liability to repay distributions."

     In rendering the opinion set forth above, we express no opinion as to laws other than the laws of the State of New York, the Delaware Revised Uniform Limited Partnership Act and the federal laws of the United States of America.

     We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K of the Company to be incorporated by reference into the Registration Statement and to the reference of our firm under the captions "Legal Matters" and "Legal Opinions" in the Registration Statement and related Prospectus and Prospectus Supplement. Our consent to such reference does not constitute a consent under Section 7 of the Act and in consenting to such reference we have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required under Section 7 or under the rules and regulations of the Securities and Exchange Commission thereunder.


                                        Very truly yours,


                                        /s/ Cahill Gordon & Reindel LLP